UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 20, 2019

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Dr. Dinah Sah

On May 20, 2019 (the “Agreement Date”), Voyager Therapeutics, Inc. (the “Company”) entered into a Retirement Agreement (the “Retirement Agreement”) with Dinah Sah, Ph.D., the Company’s Chief Scientific Officer, providing the terms of Dr. Sah’s retirement and separation from employment with the Company.

Pursuant to the Retirement Agreement, Dr. Sah is resigning as Chief Scientific Officer of the Company effective as of June 28, 2019 (the “Retirement Date”).  During the period between the Agreement Date and the Retirement Date (the “Transition Period”), Dr. Sah has agreed to assist in the transition of her duties and responsibilities to designated Company personnel and will continue to receive her current base salary, participate in Company benefit plans (pursuant to the terms and conditions of such plans) and be entitled to vacation time in accordance with Company policy.  The Retirement Agreement also provides for, among other things, a release of claims by Dr. Sah in favor of the Company and its affiliates, continuing confidentiality, non-solicitation and non-competition obligations applicable to Dr. Sah under her existing confidentiality, noncompetition and assignment agreement (the “Restrictive Covenants Agreement”) with the Company, and non-disparagement and cooperation obligations applicable to Dr. Sah.  The Retirement Agreement will replace Dr. Sah’s existing employment agreement with the Company, dated as of May 11, 2016.

In addition, the Company and Dr. Sah have agreed to enter into a consulting agreement (the “Consulting Agreement”), effective upon the Retirement Date, pursuant to which Dr. Sah will provide consulting and advisory services to the Company, including but not limited to strategic and tactical advice regarding the Company’s current and potential research and development programs, establishment of relationships with research scientists working in areas of interest to the Company and such other organizational and business matters as may be requested by the Company from time to time, for a three-year period commencing on the Retirement Date (the “Post-Retirement Period”).  The Company expects that, from the Retirement Date through December 31, 2019, Dr. Sah will generally be available to provide consulting services approximately two days per week and will be entitled to receive a monthly retainer during this period plus pre-approved expenses.  Thereafter, Dr. Sah will be engaged on as-needed basis during the remainder of the Post-Retirement Period and will be compensated for services rendered to the Company at an hourly consulting rate plus pre-approved expenses.  The Consulting Agreement may, in accordance with its terms, be extended at any time by mutual written consent of the parties or may be terminated by either party upon a material breach by its counterparty; by the mutual consent of the parties; or automatically upon other specified conditions.

In consideration for Dr. Sah entering into the Retirement Agreement and the Consulting Agreement, (1) each restricted stock unit award previously granted by the Company to Dr. Sah shall continue to vest and become free from forfeiture provisions and restrictions on transfer during the Transition Period and the Post-Retirement Period on the same schedule and terms, and subject to the same conditions, as set forth in each applicable restricted stock unit agreement, as if Dr. Sah had continued to remain employed during such period, and (2) each stock option previously granted by the Company to Dr. Sah shall continue to vest and become exercisable during the Transition Period and the Post-Retirement Period on the same schedule and terms, and subject to the same conditions, as set forth in each applicable option agreement as if Dr. Sah had continued to remain employed during such period, subject in each case (i) to Dr. Sah continuing to provide services under the Consulting Agreement, (ii) to Dr. Sah executing and delivering an additional release of claims (the “Additional Release”) relating to her consulting arrangement (and the continuation thereof without revocation), and (iii) to Dr. Sah  complying with the terms of the Consulting Agreement, Retirement Agreement, Additional Release and  Restrictive Covenants Agreement. If the Consulting Agreement is terminated other than by the Company due to Dr. Sah’s material breach of any of her obligations under this Retirement Agreement or under the Consulting Agreement within 12 months following the consummation of a transaction that results in a change of control of the Company, each restricted stock unit award and stock option granted by the Company to Dr. Sah shall immediately accelerate and shall become fully exercisable or nonforfeitable in accordance with the applicable restricted stock unit agreement and applicable stock option agreement.

The foregoing summaries of the Retirement Agreement and the Consulting Agreement are qualified in their entirety by reference to the complete text of each such agreement.  A copy of the Retirement Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.  The Company expects to file the Consulting Agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ended June 30, 2019.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

10.1	Retirement Agreement, by and between the Company and Dinah Sah, dated as of May 20, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOYAGER THERAPEUTICS, INC.

Date: May 21, 2019	By:	/s/ Allison Dorval
Allison Dorval
Chief Financial Officer (Principal Financial and Accounting Officer)